EXECUTION COPY

ASSET PURCHASE AGREEMENT

dated as of October 16, 2007

among

VSAT BROADBAND INDUSTRIES, INC.

CONTAINER RADIO SERVICES S.A.,

BBM HOLDINGS, INC.,

and

BROADBAND MARITIME, INC.

ASSET PURCHASE AGREEMENT

- i -

6.2	Notices and Consents	12
6.3	Operation of the Seller’s Business	13
6.4	Full Access	13
6.5	Notice of Developments	14
6.6	No Solicitation	14
6.7	Employees	14
6.8	Tax Matters	14
6.9	Confidentiality	15
6.10	Further Assurances	15
6.11	Corporate Name	16
ARTICLE VII CONDITIONS TO OBLIGATION TO CLOSE		16
7.1	Conditions to Closing by the Purchaser	16
7.2	Conditions to Closing by the Seller	17
ARTICLE VIII TERMINATION		17
8.1	Termination of Agreement	17
8.2	Effect of Termination	18
ARTICLE IX INDEMNIFICATION		18
9.1	Indemnification Obligations	18
9.2	Method of Asserting Claims	19
9.3	Further Items Relating to Indemnification	21
ARTICLE X MISCELLANEOUS		21
10.1	Survival	21
10.2	Press Releases and Public Announcement	21
10.3	No Third-Party Beneficiaries	22
10.4	Entire Agreement	22
10.5	Succession and Assignment	22
10.6	Drafting	22
10.7	Notices	22
10.8	Governing Law	23
10.9	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	23
10.10	WAIVER OF JURY TRIAL	24
10.11	Amendments and Waivers	24
10.12	Severability	24

- ii -

10.13	Expenses	24
10.14	Exhibits and Schedules	24
10.15	Specific Performance	24
10.16	No Successor Liability	24
10.17	Bulk Sales Laws	24
10.18	Headings	25
10.19	Counterparts	25

EXHIBITS

Exhibit A   Form of Bill of Sale and General Assignment

Exhibit B   Form of Trademark Agreement

Exhibit C   Form of Domain Name Assignment

- iii -

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is dated as of October 16, 2007 (this “Agreement”) among VSAT Broadband Industries, Inc., a Delaware corporation (the “US Purchaser”), Container Radio Services S.A., a Liberian corporation (the “Non-US Purchaser” and, together with the US Purchaser, the “Purchasers”), BBM Holdings, Inc., a Utah corporation (the “Parent”), and Broadband Maritime, Inc., a Delaware corporation (the “Seller” and, together with the Parent, the “Seller Parties”).

RECITALS

WHEREAS, the Seller is a telecommunications engineering and service company offering a turn-key solution providing always-on Internet access to commercial shipping fleets and ship-to-shore telephone service worldwide termination (the “Business”); and

WHEREAS, the Purchasers desire to purchase from the Seller and the Seller desires to sell to the Purchasers certain of the business, goodwill and underlying assets in connection with the Business, which assets are further described herein.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS; CONSTRUCTION

1.1           Certain Definitions.

(a) The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below:

“Action” means any litigation, claim, action, suit, inquiry, hearing, investigation or other proceeding.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Agreements” means, collectively, the Bill of Sale and General Assignment, the Trademark Assignment and the Domain Name Assignment.

“Assets” has the meaning set forth in Section 2.1.

“Bills of Sale” has the meaning set forth in Section 3.2(e).

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means any day other than Saturday, Sunday or any day on which banks in New York, New York are required or authorized to be closed.

“Claim Notice” means written notification pursuant to Section 9.2(a) of a Third-Party Claim as to which indemnity pursuant to Section 9.1 is sought by an Indemnified Party.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Danaos” means Danaos Shipping Co., Ltd., a a company organized under the laws of the Republic of Cyprus.

“Danaos Claims” means all existing or potential claims of Danaos against the Seller, including the claim against the Seller raised by Danaos for the amount of $450,000 corresponding to the purchase by Danaos of a number of V-SAT antennas, but not including any claims arising under this Agreement.

“Dispute Notice” means a written notice provided by any party against which indemnification is sought pursuant to Section 9.1 to the effect that such party disputes its indemnification obligation under this Agreement.

“Dispute Period” means the period ending thirty calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“Domain Name Assignment” has the meaning set forth in Section 3.2(g).

“Excluded Assets” has the meaning set forth in Section 2.2.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specified period and all prior comparable periods.

“Governmental Entity” means any government or political subdivision thereof, whether foreign or domestic, federal, state, provincial, county, local, municipal or regional, or any other governmental entity, any agency, authority, department, division or instrumentality of any such government, political subdivision or other governmental entity, any court, arbitral tribunal or arbitrator, and any nongovernmental regulating body to the extent that the rules, regulations or orders of such body have the force of Law.

“Indemnified Party” means any Person claiming indemnification under any provision of Article IX.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article IX.

“Indemnity Notice” means written notification pursuant to Section 9.2(b) of a claim for indemnification under Article IX by an Indemnified Party.

“Intellectual Property” means: all (i) discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), patents, patent applications (either filed or in preparation for filing) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, all rights therein provided by international treaties or conventions, and all improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers (whether or not registered) including all common law rights, and registrations and applications for registration (either filed or in preparation for filing) thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (iii) domain names and all text, images, video, audio (including music used in time relation with text, images or video), data, products, advertisements, promotions, links, banners, signage, applets, pointers, technology and Software embodied in all World Wide Web sites and World Wide Web pages found at URLs incorporating such domain names, (iv) copyrightable works, copyrights (whether or not registered) and registrations and applications for registration thereof (either filed or in preparation for filing), all rights therein provided by international treaties or conventions, and all extensions and renewals of any of the foregoing, (v) confidential and proprietary information, trade secrets, know-how (whether patentable or unpatentable and whether or not reduced to practice), processes and techniques, and research and development information, ideas, technical data, designs, drawings and specifications, (vi) computer software, including source code, object code, machine readable code, HTML, program listings, comments, user interfaces, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith, (vii) plans, designs, research data, inventions (whether patentable or unpatentable and whether or not reduced to practice), trade secrets and other proprietary know-how, recipes, formulae and manufacturing production and processes, techniques, operating manuals, drawings, technology, manuals, data, records, procedures, research and development records, supplier lists, pricing and cost information, business and marketing plans and proposals, and all licenses or other rights to use any technical information, know-how or trademarks of others, (viii) coded values, formats, data (including data collected from, through or otherwise by means of the Internet) and historical or current databases, in each case whether or not copyrightable, (ix) other proprietary rights relating to any item described in the immediately preceding clauses (i) through (viii), including associated goodwill, remedies against infringements thereof and rights of protection of an interest therein under the Laws of all jurisdictions, and (x) copies and tangible embodiments of any item described in the immediately preceding clauses (i) through (ix).

“Knowledge”, “Known” and words of similar import mean the actual knowledge of any current officer of the Seller and any current director of the Parent, but not including the actual or constructive knowledge of Mary Ellen Kramer or Zevi Kramer.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due.

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, whether voluntary or involuntary (including any conditional sale Contract, title retention Contract or Contract committing to grant any of the foregoing).

“Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including all interest, court costs, fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment or pursuit of rights to indemnification).

“Material Adverse Effect” means any material adverse effect on the condition (financial or otherwise), operations, business, prospects, assets or results of operations of the Business.

“Non-US Purchaser” has the meaning set forth in the preamble hereto.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each case whether preliminary or final).

“Parent” has the meaning set forth in the preamble hereto.

“Permitted Liens” means (i) any Lien for Taxes which are not yet due or delinquent, or which are being contested in good faith by appropriate proceedings and, if so contested, for which adequate reserves have been established in accordance with GAAP and (ii) Liens imposed by any Law, such as mechanic’s, materialman’s, landlord’s, warehouseman’s and carrier’s Liens, securing obligations incurred in the ordinary course of business consistent with past practice which are not yet overdue or which are being diligently contested in good faith by appropriate proceedings and, with respect to such obligations which are being contested, for which the Seller has established adequate reserves in accordance with GAAP.

“Person” means any individual, general or limited partnership, limited liability company, corporation, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Entity or any other entity of any kind.

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchasers” has the meaning set forth in the preamble hereto.

“Recipients” has the meaning set forth in Section 6.9.

“Representatives” means, with respect to any Person, the directors, officers, partners, employees, counsel, accountants and other authorized representatives of such Person.

“Resolution Period” means the period ending thirty days following receipt by an Indemnified Party of a Dispute Notice.

“Retained Liabilities” has the meaning set forth in Section 2.3.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Parties” has the meaning set forth in the preamble hereto.

“Tax Returns” means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Taxing Authority in any jurisdiction relating to Taxes.

“Taxes” means all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Third-Party Claim” has the meaning set forth in Section 9.2(a).

“Trademark Assignment” has the meaning set forth in Section 3.2(f).

“Transaction Proposals” has the meaning set forth in Section 6.6.

“Transfer Taxes” means sales, use, value added, excise, registration, documentary, stamp, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees.

“URBCA” has the meaning set forth in Section 6.1.

“US Purchaser” has the meaning set forth in the preamble hereto.

(b) Construction. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules, Annexes and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules, Annexes and other attachments to, this Agreement; (iii) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions within a Section or subsection; (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (v) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”; and (vi) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1           Purchase and Sale of Assets. Upon the terms and conditions set forth in this Agreement, and in consideration of the payment by the Purchaser of the Purchase Price, the Seller shall sell, convey, transfer, assign, grant and deliver to the Purchasers, and the Purchasers shall purchase, acquire and accept from the Seller, at the Closing, all right, title and interest in and to the following assets and properties of every kind, nature, character and description (whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto (collectively, the “Assets”), free and clear of all Liens:

(a) the Seller’s tangible assets, including those set forth on Schedule 2.1(a);

(b) the Seller’s Intellectual Property;

(c) all sales, support and promotional materials, advertising materials and copies of production and marketing files and records; and

(d) the Seller’s books and records, including client and prospects lists;

with the Non-US Purchaser purchasing all of the Seller’s Intellectual Property, and the US Purchaser purchasing the remainder of the Assets.

2.2            Excluded Assets. Notwithstanding anything in this Agreement to the contrary, all tangible and intangible property not described in Section 2.1 (the “Excluded Assets”) shall be excluded from, and shall not constitute, Assets. Without limiting the generality of the immediately preceding sentence, the Excluded Assets include the following:

(a) cash, commercial paper, certificates of deposit, bank deposits, treasury bills and other cash equivalents;

(b) all insurance policies relating to the operation of the Business;

(c) all of the Seller’s right, title and interest in and to Tax credits and prepaid Taxes;

(d) all assets owned or held by any employee benefit plan;

(e) all receivables;

(f) all real property owned or leased by the Seller;

(g) the organizational books and records of the Seller; and

(h) all of the Seller’s right, title and interest in and to this Agreement.

2.3            Retained Liabilities. The Purchaser assumes no Liabilities relating to the Business, the Assets or the Seller. All such Liabilities, including without limitation Liabilities of any kind with respect to the Excluded Assets, the employees, compensation, employee benefit plans, the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, current or long-term debt, accrued interest, Taxes (including any Taxes that may arise from the execution of this Agreement or the consummation of the transactions contemplated hereby), the environment or environmental Laws, Actions, contracts, leases and other agreements, and injuries to Persons or property (collectively, the “Retained Liabilities”), are, and shall at all times remain, the Liabilities of the Seller. The Seller shall discharge in full in a timely manner all of the Retained Liabilities.

2.4            Purchase Price; Allocation. The Purchasers shall pay to the Seller the aggregate amount of $460,000 (the “Purchase Price”) at the Closing by wire transfer of immediately available funds. The Purchase Price shall be allocated among the Assets, in accordance with Section 1060 of the Code, as set forth on Schedule 2.4. The Seller and the Purchasers shall each report federal, state, local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation, and neither of them shall take any position in any Tax Return, or other filing, proceeding or audit or otherwise inconsistent with such allocation.

2.5           Release of Claim. In connection with the purchase of the Assets by the Purchasers, Danaos and its Affiliates have agreed, separately from this Agreement, to release the Seller Parties from all Liability related to the Danaos Claims.

2.6           Third Party Consents. To the extent that any of the Assets is not assignable without the consent, waiver or approval of another Person and such consent, waiver or approval has not been obtained before or at the Closing, this Agreement shall not constitute an assignment or an attempted assignment of such Asset by the Seller or an assumption or an attempted assumption of such Asset by the Purchasers. The Seller shall use its commercially reasonable efforts to obtain such consents, waivers and approvals as soon as practicable following the date hereof and the Purchasers shall cooperate with and assist the Seller to this end; provided, however, that the Seller shall take no action to seek such consent, waiver or approval without prior consultation with or approval by the Purchasers and no party shall be required to pay any sums in connection therewith. If any such consent, waiver or approval shall not be obtained before or at the Closing, then until such consent, waiver or approval is obtained, the Seller shall cooperate with the Purchasers in any reasonable arrangement designed to provide the Purchasers with the benefits intended to be assigned to the Purchasers with respect to the underlying Asset.

ARTICLE III

THE CLOSING

3.1           Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York commencing at 10:00 a.m. E.S.T., on the third Business Day immediately following the satisfaction or waiver of all conditions to the obligations of the parties hereto set forth in Article VII or such other date as the parties hereto may mutually determine in writing (the “Closing Date”).

3.2           Delivery of Items by the Seller. The Seller and the Parent shall deliver to the Purchaser at the Closing the items listed below:

(a) a certificate, duly executed by the Secretary of the Seller, certifying the certificate of incorporation and by-laws of the Seller;

(b) a certificate, duly executed by the Secretary of the Parent, certifying (i) the satisfaction of the conditions set forth in Section 7.1(c) and copies of such resolutions adopted by the stockholders of the Parent, and (ii) the certificate of incorporation and by-laws of the Parent;

(c) a certificate, duly executed by an authorized officer of the Seller, certifying the satisfaction of the conditions set forth in Sections 7.1(a), (b) and (e);

(d) two Bills of Sale and General Assignments (the “Bills of Sale”), duly executed by the Seller, in the forms attached hereto as Exhibit A;

(e) a Trademark Assignment (the “Trademark Assignment”), duly execute by the Seller, in the form attached hereto as Exhibit B;

(f) a Domain Name Assignment (the “Domain Name Assignment”), duly executed by the Seller, in the form attached hereto as Exhibit C;

(g) releases (in recordable form), pay-off letters and UCC-3 termination statements (in recordable form) from all parties holding Liens (other than Permitted Liens) with respect to any of the Assets; and

(h) such other documents and instruments as the Purchaser may reasonably request.

3.3           Delivery of Items by the Purchaser. The Purchaser shall deliver to the Seller at the Closing the items listed below:

(a) a certificate duly executed by an authorized officer of each Purchaser, certifying the satisfaction of the conditions set forth in Sections 7.2(a) and (b);

(b) the Trademark Assignment, duly executed by the Non-US Purchaser;

(c) the Domain Name Assignment, duly executed by the Non-US Purchaser;

(d) a wire transfer of immediately available funds to an account designated by the Seller at least five Business Days prior to the Closing Date, constituting the payment of the Purchase Price pursuant to Section 2.4; and

(e) such other documents and instruments as the Seller may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Each Seller Party represents and warrants to the Purchasers that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date.

4.1           Organization, Qualification and Corporate Power. Each Seller Party is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has full power and authority to own its properties and assets and to carry on its business as it is now being conducted. Each Seller Party is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Seller Party has heretofore furnished to the Purchasers complete and correct copies of its certificate of incorporation and by-laws, including all amendments thereto. Such certificates of incorporation and by-laws are in full force and effect. Neither Seller Party is in violation of any of the provisions of its certificate of incorporation or by-laws.

4.2           Authorization. Each Seller Party has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Seller Party is a party and to perform such Seller Party’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller Party of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by such Seller Party, and, other than the approval of the stockholders of the Parent (which owns all of the issued and outstanding capital stock of the Seller), no other action is required on the part of either Seller Party in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which each Seller Party is a party have been duly executed and delivered by such Seller Party and, assuming the due authorization, execution and delivery hereof and thereof by the Purchasers constitute the valid and legally binding obligations of such Seller Party enforceable in accordance with their respective terms.

4.3           Noncontravention; Governmental Approvals.

(a) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or by-laws of either Seller Party, (ii) violate any Law or Order or other restriction of any Governmental Entity to which either Seller Party or the Assets may be subject or (iii) except as set forth on Schedule 4.3(a), conflict with, result in a breach of, constitute a default under, result in the acceleration of any right or obligation under, create in any party the right to accelerate, terminate, modify, cancel or require any notice under or result in the creation of a Lien on any of the Assets under, any contract or permit to which either Seller Party is a party or by which such Person is bound or to which such Person or any of such Person’s properties or assets is subject.

(b) The execution and delivery by each Seller Party of this Agreement and the Ancillary Agreements to which each Seller Party is a party do not, and the performance by each Seller Party of this Agreement and the Ancillary Agreements to which each Seller Party is a party and the consummation by each Seller Party of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

4.4           Brokers’ Fees. No agent, broker, finder, investment banker, financial advisor or other Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by either Seller Party, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of either Seller Party or any such Affiliate.

4.5           Litigation. There is no pending or, to the Knowledge of the Seller, threatened Action against or affecting the Business or any of the Assets before any Governmental Entity. Neither Seller Party nor any of the Assets is subject to any Order restraining, enjoining or otherwise prohibiting or making illegal any action by either Seller Party, this Agreement or any of the transactions contemplated hereby.

4.6           Intellectual Property. Except as set forth on Schedule 4.6, the Seller is the sole and exclusive owner of, and has good and marketable title, free and clear of all Liens, to, all right, title and interest in and to the Intellectual Property owned by the Seller, and has a valid right to use all of the Intellectual Property owned by third parties and used or held for use by the Seller in connection with the Business. Such Intellectual Property is not subject to any outstanding Orders. Immediately following the Closing, all Intellectual Property constituting part of the Assets will be owned or available for use by the Purchaser on terms and conditions substantially identical to the terms and conditions pertaining to the Seller immediately prior to the Closing. The Seller has taken reasonable measures to maintain in confidence the trade secrets and confidential information that it owns or uses or holds for use in connection with the Business. The Selling Parties make no representation or warranty concerning the merchantibility, adequacy for purposes of conducting the Business, completeness or fitness of the Intellectual Property.

4.7           Tangible Personal Property; the Assets. Except as set forth on Schedule 4.7, the Seller has good and marketable title to all of the Assets, free and clear of all Liens. The assets, properties and rights included in the Assets comprise all the assets, properties and rights of every type and description necessary to the conduct of the Business, except for real property; provided that the Selling Parties make no representation or warranty concerning the merchantibility, adequacy for purposes of conducting the Business, completeness or fitness of the Assets.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser represents and warrants to the Seller Parties that the statements contained in this Article V are true and correct as of the date hereof and will be true and correct as of the Closing Date.

5.1           Organization. Each Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation. Each Purchaser is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on such Purchaser. Each Purchaser has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

5.2           Authorization. Each Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement and the Ancillary Agreements to which each Purchaser is a party have been duly executed and delivered by such Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the Seller Parties, constitute the valid and legally binding obligations of the Purchaser enforceable in accordance with their respective terms.

5.3           Noncontravention; Governmental Approvals.

(a) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws of either Purchaser or (ii) violate any Law or Order or other restriction of any Governmental Entity to which either Purchaser may be subject.

(b) The execution and delivery by each Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not, and the performance by each Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each Purchaser of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

5.4           Brokers’ Fees. No agent, broker, finder, investment banker, financial advisor or other Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made by either Purchaser, any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of either Purchaser or any such Affiliate.

ARTICLE VI

COVENANTS

6.1           Approval. The Parent shall, as promptly as possible following the date hereof and in consultation with the Purchaser, take all action necessary in accordance with the Utah Revised Business Corporation Act (the “URBCA”) and its certificate of incorporation and by-laws to obtain the approvals required to consummate the transactions contemplated by this Agreement, including without limitation the approval of the stockholders of the Parent. Promptly, but in no event later than three business days after the date of this Agreement, the Parent shall (a) deliver notice to its stockholders of the approval by such stockholders of this Agreement and the transactions contemplated hereby, pursuant to and in accordance with the applicable provisions of the URBCA including Section 16-10a-704(1) thereof, and the certificate of incorporation and by-laws of the Parent (the “Stockholder Notices”); and (b) provide to such stockholder whose consent was not obtained a copy of the notice required pursuant to Section 16-10a-704(2) and 16-10a-1322 of the URBCA informing them that appraisal rights are available for their shares pursuant to Section 16-10a-1302 of the URBCA along with such other information as required by Section 16-10a-1322 of the URBCA and applicable Law (the “Section 16-10a-1322 Notice”). The Section 16-10a-1322 Notice, including any amendments or supplements thereto, shall be subject to review and approval by the Purchaser prior to distribution to the Parent’s stockholders. Each party hereto shall provide to the other any information for inclusion in preparation for any written consent or Stockholder Notices that may be required by Law and that is reasonably requested by another party.

6.2           Notices and Consents. The Seller Parties will (a) give any notices to any Person in connection with the transactions contemplated hereby that the Purchasers reasonably may request, and (b) use its commercially reasonable efforts to obtain all consents to the performance by the Seller Parties of its obligations under this Agreement or to the consummation of the transactions contemplated hereby as are required under any contract to which either Seller Parties is a party to the extent such contract relates to the Business or the Assets. Each such consent shall: (i) be in form and substance reasonably satisfactory to the Purchasers; (ii) not be subject to the satisfaction of any condition that has not been satisfied or waived; and (iii) be in full force and effect.

6.3           Operation of the Seller’s Business. Except as otherwise set forth herein or on Schedule 6.3, during the period commencing on the date hereof and ending on the Closing Date, the Seller Parties will not engage in any practice, take any action or enter into any transaction that would create any Lien on any of the Assets, impair the ability of the Sellers to sell the Assets in the manner contemplated by this Agreement, result in any claim or right of action against or with respect to the Assets, or create any liability or obligation that would become directly or indirectly a liability or obligation of the Purchasers. Without limiting the generality of the foregoing, the Seller Parties shall not take any action or enter into any transaction which would result in any of the following:

(a)  (i) any incurrence, assumption or guaranty by a Seller Party of any indebtedness, (ii) any loan made by a Seller Party to any Person or (iii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of a Seller Party under, any indebtedness of or owing to a Seller Party;

(b) any cancellation, modification, termination or grant of a waiver of any provision of any permit, or any written or oral notification to a Seller Party that any party to any such arrangement intends to cancel or not renew such arrangement beyond its expiration date as in effect on the date hereof;

(c) any failure to pay or satisfy when due any obligation of a Seller Party related to the Business;

(d) the making of any election with respect to Taxes or the settling or compromising of any Tax Liability;

(e) any acquisition or disposition of any business or any asset or property of the Business from or to any Person (whether by merger, consolidation or otherwise) by a Seller Party;

(f) any incurrence of any Lien, other than a Permitted Lien, on any of the Assets;

(g) the entering into of any settlement of any Action related to the Business; or

(h) the entering into of any agreement or commitment to do any of the foregoing.

6.4           Full Access. Each Seller Party will permit each Purchaser, any of its Affiliates and any of their respective Representatives to have full access at all times, in a manner so as not to interfere unreasonably with the normal business operations of such Seller Party, to all premises, properties, personnel, books, records, contracts and documents of or pertaining to such Seller Party.

6.5           Notice of Developments. Each Seller Party will give prompt written notice to the Purchasers of any event which could reasonably be expected to give rise to a Material Adverse Effect or could reasonably be expected to cause a breach of any of their representations, warranties, covenants or other agreements contained herein. No such disclosure shall be deemed to amend or supplement any Schedule, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant or other agreement.

6.6           No Solicitation. From and after the date of this Agreement, until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, the Seller Parties shall not, and each Seller Party shall cause its officers, employees, representatives and partners not to, (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate the submission of any inquiry, proposal or offer from any Person relating to (i) any purchase, lease, pledge, license or other acquisition of any of the Assets, or of any shares of capital stock or options of, or other equity interests in, either Seller Party that, individually or in the aggregate, would result in the acquisition by any Person of beneficial ownership of more than 50% of the then-outstanding equity interests entitled to vote, whether by any merger, consolidation, business combination, asset sale, stock issuance, recapitalization, reorganization, liquidation, dissolution or any other transaction (other than the transactions contemplated hereby), or (ii) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated hereby or which would or could reasonably be expected to dilute the benefits to the Purchasers of the transactions contemplated hereby (collectively, “Transaction Proposals”), (b) agree to or endorse any Transaction Proposal, or (c) enter into or participate in any discussions or negotiations regarding any Transaction Proposal, or furnish to any other Person any information with respect to any Transaction Proposal or the Business, or otherwise cooperate in any way with, or assist, participate in, facilitate or encourage, any effort or attempt by any other Person to submit or otherwise act in furtherance of a Transaction Proposal. Without limiting any of the foregoing provisions of this Section 6.6, it is understood that any violation of the restrictions set forth in this Section 6.6 by any Representative of either Seller Party shall be deemed to be a breach of this Section 6.6 by such Seller Party. The Seller Parties shall promptly notify the Purchasers in the event of such Person’s receipt of a Transaction Proposal.

6.7           Employees. Nothing in this Agreement, express or implied, shall confer upon any employee of either Seller Party or the Business, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

6.8           Tax Matters.

(a) Cooperation. Each Seller Party shall, and shall cause its Affiliates to, provide the Purchaser with such cooperation, assistance and information as it may reasonably request in respect of Taxes relating to the Assets, the preparation of any Tax Return, including Tax Returns relating to Transfer Taxes, amended Tax Returns or claim for refund in respect of the Assets, or the participation in or conduct of any audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to liability for Taxes relating to the Assets. Such cooperation and information shall include (i) providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which either Seller Party may possess or control, and (ii) making employees or agents available on a mutually convenient basis to provide explanations of any documents or information provided. For a period that is equal to the longer of (x) six years and (y) the expiration of all relevant statutes of limitation, the Seller Parties shall retain all relevant tax documents, including prior years’ Tax Returns, supporting work schedules and other records or information that may be relevant to such Tax Returns and shall not destroy or otherwise dispose of any such records without the prior written consent of the Purchaser.

(b) Transfer Taxes. All applicable Transfer Taxes imposed in connection with this Agreement and the transactions contemplated hereby shall be borne equally by the Seller Parties, on the one hand, and the Purchasers, on the other hand. The Seller Parties and the Purchasers shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(c) Applicable Asset Acquisition. The Seller Parties acknowledge and agree that the purchase of the Assets hereunder is an “applicable asset acquisition” within the meaning of section 1060(c) of the Code.

6.9           Confidentiality. Following the Closing Date, the Seller Parties shall, and shall cause their respective Affiliates and their respective officers, partners, employees and advisors (collectively, the “Recipients”) to, keep confidential any information relating to the Assets or the Business, except for any such information that (a) is available to the public on the Closing Date, (b) thereafter becomes available to the public other than as a result of an unauthorized disclosure by a Seller Party or any of its Recipients, or (c) is or becomes available to a Seller Party or any of its Recipients on a non-confidential basis from a source that to such Person’s knowledge, is not prohibited from disclosing such information to such Person by a legal, contractual or fiduciary obligation to any other Person. Should a Seller Party or any such Recipient be required to disclose any such information in response to an Order or as otherwise required by Law or administrative process, such Person shall inform the Purchasers in writing of such request or obligation as soon as possible after the such Person is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by the Purchasers. If such Person is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise. Solely for the purposes of this Section 6.9, “Affiliates” shall mean any Person that, directly or indirectly, through one or more intermediaries, is Controlled by either of the Selling Parties.

6.10          Further Assurances. At any time and from time to time after the Closing, at either Purchaser’s request and without further consideration, the Seller Parties shall execute and deliver to the Purchasers such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Purchasers may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the Purchasers, and to confirm the Purchasers’ title to, all of the Assets, and, to the full extent permitted by Law, to put the Purchasers in actual possession and operating control of the Assets and to assist the Purchasers in exercising all rights with respect thereto, and otherwise to cause the Seller Parties to fulfill their obligations under this Agreement and the Ancillary Agreements.

6.11           Corporate Name. After the Closing, neither Seller Party nor any of its current or future Affiliates will use or operate under the name “Broadband Maritime” or any variation or modification thereof. As soon as practical following the Closing, and in any event within ten Business Days following the Closing, the Seller Parties will take all actions necessary to cause the name of the Seller and each Affiliate thereof, the name of which contains the name “Broadband Maritime”, to be changed to a name that is not similar to or in any manner subject to confusion with its present name.

ARTICLE VII

CONDITIONS TO OBLIGATION TO CLOSE

7.1           Conditions to Closing by the Purchaser. The obligation of the Purchaser to effect the transactions contemplated hereby is subject to the satisfaction or waiver by the Purchaser of each of the following conditions:

(a) The representations and warranties of the Seller Parties set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, as of the date hereof and as of the Closing Date as though made on and as of the Closing Date.

(b) The Seller Parties shall have performed in all material respects the covenants required to be performed by them under this Agreement at or prior to the Closing Date.

(c) This Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall have been approved by the stockholders of the Parent in accordance with applicable Law and the Parent’s certificate of incorporation and by-laws;

(d) Since the date hereof, there shall not have been any event, occurrence or development that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

(e) Each Seller Party shall have executed and delivered each of the Ancillary Agreements to which such Person is a party.

(f) There shall be no effective or pending Law or Order that would prohibit the Closing, and the Seller Parties shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

(g) The Seller shall have delivered to the Purchaser a duly completed and executed certification pursuant to Section 1.1445-2 of the Treasury regulations certifying that the Seller is not a foreign person.

(h) The Purchaser shall have received releases and UCC-3 termination statements, in each case in recordable form, from all Persons holding Liens on the Assets.

(i) The Seller shall have delivered each of the items described in Section 3.2.

7.2           Conditions to Closing by the Seller. The obligation of the Seller Parties to effect the Transactions is subject to the satisfaction or waiver by the Seller Parties of each of the following conditions:

(a) The representations and warranties of the Purchasers set forth in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, in each case as of the date hereof and as of the Closing Date as though made on and as of the Closing Date.

(b) The Purchasers shall have performed in all material respects the covenants required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Each Purchaser shall have executed and delivered each of the Ancillary Agreements to which it is a party.

(d) There shall be no effective or pending Law or Order that would prohibit the Closing, and the Purchasers shall have obtained all necessary approvals of any Governmental Entities in connection with the transactions contemplated hereby and by the Ancillary Agreements.

(e) The Purchasers shall have delivered each of the items described in Section 3.3.

ARTICLE VIII

TERMINATION

8.1           Termination of Agreement. Any party hereto may terminate this Agreement prior to the Closing by written notice to the other party hereto as follows:

(a) by mutual written consent at any time prior to the Closing;

(b) by either the Purchasers or the Seller Parties, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such Order or other action shall have become final and nonappealable;

(c) by either the Purchasers or the Seller Parties, if the transactions contemplated hereby shall not have been consummated on or before the date that is twenty business days following the date hereof (other than due to the failure of the party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed at or prior to the Closing or to satisfy any Closing condition);

(d) by the Purchasers, if either Seller Party shall have breached any of its representations and warranties or any covenant or other agreement to be performed by it, and such breach is incapable of being cured or is not cured within ten days of receipt of written notice thereof from the Purchasers; or

(e) by the Seller Parties, if either Purchaser shall have breached any of its representations and warranties or any covenant or other agreement to be performed by it and such breach is incapable of being cured or is not cured within ten days of receipt of written notice thereof from the Seller Parties.

8.2           Effect of Termination. In the event of termination of this Agreement by either the Seller Parties or the Purchasers as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any Liability on the part of the Purchasers or the Seller Parties; provided, however, that the provisions of Article X and this Section 8.2 shall survive any termination hereof pursuant to Section 8.1. Nothing contained in this Section 8.2 shall relieve any party hereto of Liability that it may have for any breach of any representation, warranty, covenant or agreement set forth in this Agreement prior to any termination pursuant to Section 8.1.

ARTICLE IX

INDEMNIFICATION

9.1           Indemnification Obligations.

(a) Indemnification by the Seller. Subject to Sections 9.3 and 10.1, following the Closing the Seller Parties shall indemnify, defend and hold harmless each Purchaser and its officers, directors, shareholders, employees, agents and Affiliates against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of representation or warranty on the part of the Seller Parties contained in this Agreement, (ii) any non-fulfillment of or failure to perform any covenant or agreement on the part of the Seller Parties contained in this Agreement, and (iii) the Retained Liabilities.

(b) Indemnification by the Purchaser. Subject to Sections 9.3 and 10.1, following the Closing the Purchasers shall indemnify, defend and hold harmless each Seller Party and its officers, employees, agents and Affiliates against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation or breach of representation or warranty on the part of the Purchasers contained in this Agreement, (ii) any non-fulfillment of or failure to perform any covenant or agreement on the part of the Purchasers contained in this Agreement, (iii) the ownership of the Assets after the Closing and (iv) the Danaos Claims.

9.2           Method of Asserting Claims. Claims for indemnification by an Indemnified Party under Section 9.1 will be asserted and resolved as follows:

(a) Third-Party Claims. In the event that any claim or demand in respect of which an Indemnified Party might seek indemnification under Section 9.1 is asserted against or sought to be collected from such Indemnified Party by a Person other than a Seller Party or the Purchasers or any of their respective Affiliates (a “Third-Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third-Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third-Party Claim to the extent that the Indemnifying Party’s ability to defend is actually prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party accepts or disputes its liability to the Indemnified Party under Section 9.1 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third-Party Claim.

(i) Defense by Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third-Party Claim pursuant to this Section 9.2, then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third-Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted or defended by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the prior written consent of the Indemnified Party in its sole discretion in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full pursuant to Section 9.1). Subject to the immediately preceding sentence, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that (A) the Indemnified Party may, at the cost and expense of the Indemnifying Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section 9.2(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and (B) the Seller, in its capacity as the Indemnifying Party, shall not settle or compromise any Third-Party Claim that relates to Taxes if such settlement or compromise would result in any Tax detriment to either Purchaser or any of its Affiliates without the prior written consent of the Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third-Party Claim that the Indemnifying Party elects to contest. Notwithstanding anything else contained in this Section 9.2(a)(i), the Purchasers shall defend and control, pursuant to Section 9.2(a)(ii), any Third-Party Claim that relates to Taxes for which they may be an Indemnified Party.

(ii) Defense by Indemnified Party. If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third-Party Claim, if the Indemnifying Party gives such notice but any time thereafter fails to prosecute or defend vigorously and diligently or settle the Third-Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party (including, with respect to Tax matters, internal costs and expenses of the Purchaser, as the Indemnified Party), the Third-Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third-Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 9.2, if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third-Party Claim and if such dispute is resolved in all respects in favor of the Indemnifying Party in the manner provided in Section 9.2(a)(iii), the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 9.2 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.2, and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(iii) Acceptance by Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it accepts its indemnification liability to the Indemnified Party with respect to the Third-Party Claim under Section 9.1 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third-Party Claim, the Loss identified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party timely disputes its liability with respect to such Third-Party Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(b) Non-Third Party Claims. In the event any Indemnified Party should have a claim under Section 9.1 against any Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure or delay by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure or delay. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss identified in the Indemnity Notice will be conclusively deemed a liability of the Indemnified Party under Section 9.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

9.3           Further Items Relating to Indemnification. Notwithstanding the foregoing, the right of any Indemnified Party to indemnification under this Article IX shall be subject to the following terms:

(a) For purposes of determining the amount of a Loss under this Article IX only, all qualifications as to materiality or Material Adverse Effect contained in any representation or warranty shall be disregarded.

(b) The aggregate liability of the Seller Parties pursuant to clause (i) of Section 9.1(a) on the one hand, and the Purchasers pursuant to clause (i) of Section 9.1(b) on the other hand, for claims for indemnification under this Article IX shall not exceed $150,000, and the Seller Parties on the one hand, and the Purchasers on the other hand, shall have no obligation to indemnify, defend or hold harmless any Person unless and until the aggregate Losses of the Indemnified Parties in respect of claims made pursuant to clause (i) of Section 9.1(c) or 9.1(b), respectively, exceed $150,000, after which the Seller Parties or the Purchasers, respectively, shall be liable for all such Losses from the first dollar of such Losses without deduction.

(c) Any indemnity payment made under this Agreement following the Closing shall be treated by the parties hereto as a purchase price adjustment, and the parties agree to report such payments consistent therewith.

ARTICLE X

MISCELLANEOUS

10.1          Survival. The representations and warranties of the parties contained in this Agreement and the Ancillary Agreements and any certificate or other document provided hereunder or thereunder shall survive in full force and effect until the date which is ninety (90) days following the Closing Date; provided, however, that any representation or warranty that would otherwise terminate in accordance with this sentence will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article IX, but only with respect to matters described in such Claim Notice or Indemnity Notice.

10.2          Press Releases and Public Announcement. Neither the Purchasers nor the Seller Parties shall issue any press release or make any announcement relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior review and written approval of the Seller, in the case of the Purchasers, or the US Purchaser, in the case of the Seller Parties; provided, however, that if such release or announcement is required by Law or stock exchange or self-regulatory organization regulation or rule in order to discharge the disclosure obligations of either Purchaser or either Seller Party and it is unable after good faith efforts to obtain timely the approval of the Seller or the US Purchaser, as the case may be, then it may make or issue the legally required release or announcement and promptly furnish the Seller or the US Purchaser, as the case may be, with a copy thereof.

10.3          No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person, except for any Person entitled to indemnity hereunder.

10.4         Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) and the Ancillary Agreements constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, with respect to such subject matter.

10.5         Succession and Assignment. Subject to the next sentence, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Seller, in the case of Purchasers, or the US Purchaser, in the case of the Seller Parties, except that the Purchaser may assign this Agreement or any of its rights, interests or obligations hereunder to any Affiliate of the Purchaser or to any post-Closing purchaser of the Business or a substantial part of the Assets without such approval.

10.6         Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.7         Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt, (b) sent by facsimile transmission, (c) mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) mailed by reputable international overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

If to the Seller Parties, to:

BBM Holdings, Inc.
1245 Brickyard Road, Suite 590
Salt Lake City, Utah, 84106
Facsimile: 801-433-2222
Attention: Andrew Limpert

with a copy, which shall not constitute legal notice, to:

Hahn & Hessen LLP
488 Madison Avenue
New York, NY 10022
Facsimile: 212-478-7400
Attention: James Kardon

If to the Purchasers, to:

VSAT Broadband Industries, Inc.
c/o Danaos Shipping Co. Ltd.
14 Akti Kondyli
184 54 Piraeus, Greece
Attention: Dimitri Andritsoyiannis

and a copy, which shall not constitute legal notice, to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178-0060
Facsimile: 212-309-6001
Attention: Stephen P. Farrell

All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section 10.7, upon delivery, (x) if delivered by facsimile transmission as provided in this Section 10.7, upon confirmed receipt, (y) if delivered by mail as provided in this Section 10.7, upon the earlier of the fifth Business Day following mailing and receipt, and (z) if delivered by overnight courier as provided in this Section 10.7, upon the earlier of the second Business Day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.7). Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

10.8          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.

10.9          CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.10        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO.

10.11        Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless such amendment is in writing and signed by the Purchasers and the Seller Parties. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

10.12        Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

10.13        Expenses. Except as otherwise expressly set forth herein, each of the parties hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not the transactions contemplated hereby and thereby are consummated.

10.14        Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. No information contained in any particular Schedule shall be deemed to be contained in any other Schedule unless expressly included therein (by cross-reference or otherwise).

10.15        Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy available to them at law or equity.

10.16        No Successor Liability. Neither Purchaser shall be considered a successor to the Seller, any of its Affiliates or any of their respective predecessors by reason of any theory of Law or equity.

10.17        Bulk Sales Laws. The parties hereto hereby waive compliance with the bulk sales Laws of any jurisdiction in which any of the Assets are located or in which any operations relating to the Business are conducted. The Seller shall indemnify each Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of the Seller to comply with the terms of any such provisions applicable to the transactions contemplated by this Agreement.

10.18        Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.19        Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

VSAT BROADBAND INDUSTRIES, INC.

By:
Name:
Title:

CONTAINER RADIO SERVICES S.A.

By:
Name:
Title:

BBM HOLDING, INC.

By:
Name:
Title:

BROADBAND MARITIME, INC.

By:
Name:
Title:

Signature Page to Asset Purchase Agreement